Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES QUARTERLY DIVIDEND

Rockland, MA (December 12, 2012) - The Board of Directors of Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced a $0.21 per share dividend which will be payable on December 31, 2012, to stockholders of record as of the close of business on December 24, 2012. The Company has in the past declared a fourth quarter cash dividend in December that was paid in January. The Company has, on this occasion, chosen to both declare and pay its fourth quarter cash dividend in December.

Independent Bank Corp., which has Rockland Trust Company as a wholly owned bank subsidiary, currently has approximately $5.7 billion in assets. Rockland Trust provides a wide range of consumer, business, investment, and insurance products and services. Rockland Trust Company is a full-service community bank serving Eastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our website at www.RocklandTrust.com.